Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Brookfield Renewable L.P.’s ("Brookfield Renewable") Registration Statement on Form F-3 (File No. 333-224206) of our reports dated February 28, 2020, with respect to the consolidated financial statements of Brookfield Renewable as at December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and the effectiveness of Brookfield Renewable’s internal control over financial reporting as of December 31, 2019, included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

February 28, 2020